Exhibit 99.1

JOINT FILING AGREEMENT

Lithium Americas Corp.

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and between them to the joint filing on behalf of them of the Statement on Schedule 13D and any and all further amendments thereto, with respect to the securities of the above referenced issuer, and that this Agreement be included as an Exhibit to such filing. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of October 17, 2024.

GENERAL MOTORS HOLDINGS LLC

/s/ John S. Kim
Name: John S. Kim
Title: Assistant Secretary

GENERAL MOTORS COMPANY

/s/ John S. Kim
Name: John S. Kim Title: Assistant Corporate Secretary